UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2012

MULTI-FINELINE ELECTRONIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50812	95-3947402
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3140 East Coronado Street

Anaheim, CA 92806

(Address of Principal Executive Offices) (Zip Code)

(714) 688-5201

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

Multi-Fineline Electronix, Inc. (the “Company”) and its subsidiaries have secured a Facility Agreement, as defined below, with JPMorgan Chase, N.A. and its subsidiaries in an aggregate principal amount of up to $50 million. The terms of the Facility Agreement are described in detail below. In connection with securing the new facility, the Company terminated its Loan Agreement, as defined below, with Bank of America, N.A. The purpose of the Facility Agreement is to fund working capital, capital expenditures and other lawful general corporate purposes.

On October 21, 2011, the Company and the Company’s wholly-owned subsidiary, Multi-Fineline Electronix Singapore Pte Ltd. (“MSG” and collectively with the Company, the “Borrowers”) provided ninety days advance written notice of termination of that certain Loan Agreement (the “Loan Agreement”), dated as of February 12, 2009, as amended by and among the Borrowers, various subsidiaries of the Borrowers, various financial institutions that are parties thereto (collectively, the “Prior Lenders”) and Bank of America, N.A., as agent for the Prior Lenders. The termination became effective as of January 10, 2012. On January 17, 2012, MSG entered into a Facility Agreement (the “Facility Agreement”) with JPMorgan Chase Bank, N.A., Singapore Branch, as mandated lead arranger, the financial institutions from time to time party thereto, as lenders (the “Lenders”), and JPMorgan Chase Bank, N.A. acting through its Hong Kong Branch (“JPM”), as facility agent and as security agent.

The Facility Agreement provides for a three-year, revolving credit facility, under which MSG may obtain loans and other financial accommodations in an aggregate principal amount of up to $50 million. MSG has not drawn on the credit facility. When MSG borrows, the obligations of MSG under the Facility Agreement will be (i) secured by MSG’s physical assets, book debt, and bank accounts; (ii) secured by the stock in MSG held by its parent company, M-Flex Cayman Islands, Inc.; and (iii) guaranteed by the Company pursuant to a Parent Guaranty (the “Guaranty”) to be delivered by the Company at the time of first borrowing under the Facility Agreement. Borrowings under the Facility Agreement will bear interest at a rate per annum equal to the sum of (a) the applicable margin, which initially is equal to 1.50 percent per annum, subject to adjustment in accordance with the Facility Agreement and (b) the highest of the “rates” as supplied to the facility agent at its request from each Lender, which “rate” expresses as a percentage rate per annum the cost to that Lender of funding its participation in the loan from whatever sources that Lender may reasonably select. All outstanding principal, and accrued and unpaid interest, under the Facility Agreement will be due and payable on January 17, 2015, the termination date of the Facility Agreement. Any part of the revolving credit facility which is undrawn by MSG at the close of business on December 17, 2014 will be automatically cancelled without any cancellation fee, premium or penalty. MSG may convert the revolving credit facility into a dual currency or multicurrency revolving credit facility if such alternate currency (or currencies) (i) is readily available in the amount required and freely convertible into U.S. Dollars and (ii) has been approved by the facility agent (acting on the instructions of all the Lenders). MSG is required to pay a commitment fee each three-month period through December 17, 2014 on the unused portion of the revolving credit facility ranging from 0.45% to 0.5% (per annum).

The Facility Agreement contains various affirmative and negative covenants applicable to MSG, the Company, and its subsidiaries, certain financial maintenance covenants (including a liquidity requirement, total borrowings to EBITDA ratio, and EBITDA to interest and taxes coverage ratio), and customary events of default. Upon the occurrence of an event of default that remains uncured after any applicable cure period, the Lenders’ commitment to make further loans may terminate and MSG may be required to make immediate repayment of all indebtedness to the Lenders, and the Lenders would be entitled to pursue other remedies against MSG and the Company under the Guaranty.

The foregoing description of the Facility Agreement and the Guaranty do not purport to be complete and are qualified in their entirety by reference to the full Facility Agreement and form of Guaranty, copies of which are attached hereto as Exhibits 10.76 and 10.77, respectively, and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.76	Facility Agreement, dated as of January 17, 2012, by and between Multi-Fineline Electronix Singapore Pte Ltd., as borrower; JPMorgan Chase Bank, N.A., Singapore Branch, as mandated lead arranger; the financial institutions listed in Schedule 1, as original lenders; JPMorgan Chase Bank, N.A., acting through its Hong Kong Branch, as facility agent of the other Finance Parties; and JPMorgan Chase Bank, N.A. acting through its Hong Kong Branch, as security agent of the other Finance Parties.

10.77	Form of Parent Guaranty by Multi-Fineline Electronix, Inc., in favor of JPMorgan Chase Bank, N.A., acting through its Hong Kong Branch, as security agent, for the ratable benefit of the Holders of Guaranteed Obligations (as defined therein).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Multi-Fineline Electronix, Inc., a Delaware corporation

Date: January 19, 2012	By:	/s/ Thomas Liguori
Thomas Liguori
Executive Vice President & Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.76	Facility Agreement, dated as of January 17, 2012, by and between Multi-Fineline Electronix Singapore Pte Ltd., as borrower; JPMorgan Chase Bank, N.A., Singapore Branch, as mandated lead arranger; the financial institutions listed in Schedule 1, as original lenders; JPMorgan Chase Bank, N.A., acting through its Hong Kong Branch, as facility agent of the other Finance Parties; and JPMorgan Chase Bank, N.A. acting through its Hong Kong Branch, as security agent of the other Finance Parties.

10.77	Form of Parent Guaranty by Multi-Fineline Electronix, Inc., in favor of JPMorgan Chase Bank, N.A., acting through its Hong Kong Branch, as security agent, for the ratable benefit of the Holders of Guaranteed Obligations (as defined therein).

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